Exhibit 4.3
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITORY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
CAMDEN PROPERTY TRUST
5.700% NOTE DUE 2017

REGISTERED No.: R-1	PRINCIPAL AMOUNT $300,000,000
CUSIP No.: 133131AQ5
     CAMDEN PROPERTY TRUST, a real estate investment trust organized and existing under the laws of the State of Texas (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, upon presentation, the principal sum of Three Hundred Million Dollars ($300,000,000) on May 15, 2017 at the office or agency of the Company referred to below, and to pay interest thereon from May 4, 2007, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 in each year (each, an “Interest Payment Date”), commencing November 15, 2007 at the rate of 5.700% per annum (the “Original Rate”), until the entire principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for on any Interest Payment Date will, as provided for in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest which shall be May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not more than 15 days and not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Payment of the principal of, or Make-Whole Amount, if any, and interest on, the Securities will be made to The Depository Trust Company or its nominee in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by (i) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer of funds to an account of the Person entitled thereto maintained within the United States.
     Securities of this series may be redeemed at any time at the option of the Company, in whole or in part, upon notice of not more than 60 nor less than 30 days prior to the Redemption Date, at a redemption price equal to the sum of (i) the principal amount of the Securities being redeemed plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such Securities.
     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH IN THIS PLACE.
     Unless the Certificate of Authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

CAMDEN PROPERTY TRUST
Dated: May 4, 2007	By:	/s/ Dennis M. Steen
Dennis M. Steen
Senior Vice President – Finance, Chief Financial Officer and Secretary

Attest:
By:	/s/ Terry S. McKinney
Terry S. McKinney
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:
     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association, as successor to SunTrust Bank, as Trustee

By:	/s/ Patricia A. Welling	Dated: May 4, 2007

Authorized Officer

Reverse of Note
CAMDEN PROPERTY TRUST
5.700% NOTE DUE 2017
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 11, 2003, as amended by the First Supplemental Indenture, dated as of May 4, 2007 (herein called the “Indenture”), between the Company and U.S. Bank National Association, a national banking association organized and existing under the laws of the United States of America, as successor to SunTrust Bank, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of which this Security is a part), to which Indenture and all board resolutions and indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the first page hereof.
Interest Rate Adjustments
     The interest rate payable on this Security will be subject to adjustment from time to time if either Moody’s Investor Services, Inc. (“Moody’s”) or Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc. (“S&P”), downgrades (or subsequently upgrades) the debt rating applicable to this Security (a “rating”) as set forth below.
     If the rating on this Security from Moody’s is a rating set forth in the immediately following table, the per annum interest rate on this Security will increase from the Original Rate by the percentage set forth opposite that rating:

Rating	Percentage
Ba1	.25%
Ba2	.50%
Ba3	.75%
B1 or below	1.00%
     If the rating on this Security from S&P is a rating set forth in the immediately following table, the per annum interest rate on this Security will increase from the Original Rate by the percentage set forth opposite that rating:

Rating	Percentage
BB+	.25%
BB	.50%
BB-	.75%
B+ or below	1.00%
     If Moody’s or S&P subsequently increases its rating to any of the threshold ratings set forth above, the per annum interest rate on this Security will be decreased such that the per annum interest rate equals the Original Rate plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the per annum interest rate on this Security be reduced below the Original Rate, and (2) the total increase in the per annum interest rate on this Security exceed 2.00% above the Original Rate.
     If either Moody’s or S&P ceases to provide a rating, any subsequent increase or decrease in the interest rate of this Security necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of this

Security shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating, the interest rate on this Security will increase to, or remain at, as the case may be, 2.00% above the Original Rate.
     Any interest rate increase or decrease, as described above, will take effect from the first day of the interest period during which a rating change requires an adjustment to the interest rate on this Security as described above.
Repurchase at the Option of a Holder Upon a Change of Control
     If a Change of Control Triggering Event (as defined below) occurs, unless the Company exercised its right to redeem this Security, holders of Securities will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of this Security pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in this Security.
     In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Securities to be repurchased plus accrued and unpaid interest on such Securities, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company will be required to mail a notice to Holders of Securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase this Security on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by this Security and described in such notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of this Security as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Security, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control (as defined below) provisions of this Security by virtue of such conflicts.
     On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:
•	accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•	deliver or cause to be delivered to the Trustee this Security properly accepted together with an officers’ certificate stating the aggregate principal amount of Securities or portions of Securities being purchased.
     “Below Investment Grade Rating Event” shall mean this Security is rated below an Investment Grade Rating (as defined below) by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of this Security is under publicly announced consideration for possible downgrade or withdrawal by any of the Rating Agencies); provided that a Below Investment Grade Rating Event shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
     “Change of Control” shall mean the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of assets of the Company and its Subsidiaries taken as a whole to any Person other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock (as defined below); or (3) the first day on which a majority of the members of the Board of Trust Managers are not Continuing Trust Managers (as defined below). Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned Subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.
     “Change of Control Triggering Event” shall mean the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Continuing Trust Managers” shall mean persons who at the beginning of any period of 12 consecutive months after the date of original issuance of this Security constituted the Board of Trust Managers, together with any new persons whose election was approved by a vote of a majority of the persons then still comprising the Board of Trust Managers who were either members of the Board of Trust Managers at the beginning of such period or whose election, designation or nomination for election was previously so approved.
     “Investment Grade Rating” shall mean a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and, if either of Moody’s or S&P ceases to rate this Security or fails to make a rating of this Security publicly available, the equivalent investment grade credit rating from a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Trust Managers) as a replacement organization for Moody’s or S&P, or both, as the case may be.
     “Rating Agency” shall mean: (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate this Security or fails to make a rating of this Security publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Trust Managers) as a replacement organization for Moody’s or S&P, or both, as the case may be.
     “Voting Stock” of any Person as of any date shall mean the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors or similar governing body of such Person.
Other Terms
     “Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Security, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (as defined below) (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Securities being redeemed or paid.
     “Reinvestment Rate” means 0.20% (twenty one-hundredths of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release (as defined below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
     “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Company.
     This Security shall not be entitled to the benefits of the covenants set forth in Section 10.12 of the Indenture.
     The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related defaults and Events of Default applicable to the Company, in each case, upon compliance by the Company with certain conditions set forth in the Indenture, which provisions apply to this Security.
     If any Event of Default with respect to Securities of this series shall occur and be continuing, the principal of, and the Make-Whole Amount, if any, on, the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof (and premium or Make-Whole Amount, if any) or any interest on and any Additional Amounts in respect thereof on or after the respective due dates expressed herein.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, Make-Whole Amount, if any, on, and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any Place of Payment where the principal of, Make-Whole Amount, if any, on, and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in this Security, or because of any indebtedness evidenced thereby, shall be had against any promoter, as such or, against any past, present or future shareholder, officer, trust manager or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Security by the Holder thereof and as part of the consideration for the issue of the Securities of this series.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     THE INDENTURE AND THE SECURITIES, INCLUDING THIS SECURITY, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
     Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused “CUSIP” numbers to be printed on the Securities of this series as convenience to the Holders of such Securities. No representation is made as to the correctness or accuracy of such CUSIP numbers as printed on the Securities, and reliance may be placed only on the other identification numbers printed hereon.
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ABBREVIATIONS
     The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COMM	—	as tenants in common	UNIF GIFT/TRANSFER MIN ACT —
TEN ENT	—	as tenants by the entireties		Custodian

JT TEN	—	as joint tenants with right of survivorship	(Cust)		(Minor)
		and not as tenants in common	Under Uniform Gifts/Transfers to Minors Act
(State)
Additional abbreviations may also be used though not in the above list.

Social Security or taxpayer I.D. or other identifying number of assignee:
FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

(name and address of assignee)
the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                                                    , attorney to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.
Dated: